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Exhibit 99.1

Risk Factors:

        Foster Wheeler Ltd. updates its risk factors as follows:

Foster Wheeler Ltd.'s financial statements are prepared on a going concern basis, but we may not be able to continue as a going concern.

        The consolidated financial statements of Foster Wheeler Ltd. for the fiscal year ended December 27, 2002, are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We may not, however, be able to continue as a going concern. Realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, our ability to return to profitability, to continue to generate cash flows from operations, asset sales and collections of receivables to fund our obligations, including those resulting from asbestos related liabilities, as well as our maintaining credit facilities and bonding capacity adequate to conduct our business. We incurred significant losses in each of the years in the two-year period ended December 27, 2002 and in the quarter ended March 28, 2003, and had a shareholder deficit of approximately $801 million at March 28, 2003. We have substantial debt obligations and during 2002 were unable to comply with certain debt covenants under our previous revolving credit agreement. Accordingly, we received waivers of covenant violations and ultimately negotiated new credit facilities in August 2002. In November 2002, we amended the new agreement to provide covenant relief of up to $180 million of gross pre-tax charges recorded in the third quarter of 2002 and also to provide that up to an additional $63 million in pretax charges related to specific contingencies could be excluded from the covenant calculation through December 31, 2003, if incurred. In March 2003, we again amended the agreement to provide further covenant relief by modifying certain definitions of financial measures utilized in the calculation of the financial covenants and the minimum EBITDA and senior debt ratio. There is no assurance that we will be able to comply with the terms of our senior secured credit agreement, as amended, and other debt agreements during 2003. These matters raise substantial doubt about our ability to continue as a going concern.

We might not be able to implement our financial restructuring plan and might not be able to restructure our indebtedness in a manner that would allow us to remain a going concern.

        Our planned restructuring contemplates this exchange offer, the expected exchange offer for Foster Wheeler Ltd.'s convertible subordinated notes and the Robbins bonds and possible sales of assets, including the sale of one or more of our European operations. We may not be able to complete the components of our restructuring plan on acceptable terms, or at all. Even if we complete our restructuring plan, we may be left with too much debt and too few assets to survive. If we are successful in our restructuring plan, we will have to reform our business operations, including our contracting and execution process, to remain a going concern.

Our U.S. operations are cash-flow negative and our ability to repatriate funds from our non-U.S. subsidiaries is restricted by a number of factors. Accordingly, we are limited in our ability to use these funds for working capital purposes, to repay debt or to satisfy other obligations, which could limit our ability to continue as a going concern.

        Our U.S. operations are cash-flow negative and are expected to continue to generate negative cash flow due to a number of factors. These factors include costs related to the litigation and settlement of asbestos related claims, interest on our indebtedness, obligations to fund U.S. pension obligations and other expenses related to corporate overhead. As of March 28, 2003, Foster Wheeler Ltd. and Foster Wheeler LLC had aggregate indebtedness of $1,107 million, all of which must be funded from distributions from subsidiaries of Foster Wheeler LLC. As of March 28, 2003, we had cash, cash equivalents and short-term investments of approximately $473 million, of which approximately $327 million was held by our non-U.S. subsidiaries. We require cash distributions from our non-U.S. subsidiaries to meet an anticipated $75 million to $100 million of our U.S. operations' minimum working capital needs in 2003. There are significant legal and contractual restrictions on our ability to repatriate funds from our non-U.S. subsidiaries. These subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities and for other general corporate purposes. In addition, certain of our non-U.S. subsidiaries are parties to loan and other agreements with covenants, and are subject to statutory minimum capitalization provisions in their jurisdictions of organization that restrict the amount of funds that the subsidiary may distribute. Distributions in excess of these specified amounts would cause us to violate the terms of the agreements or applicable law which could result in civil or criminal penalties. The repatriation of funds may also subject those funds to taxation. As a result of these factors, we may not be able to utilize funds held by our non-U.S. subsidiaries or future earnings of those subsidiaries to fund our working capital requirements, to repay debt or to satisfy other obligations of our U.S. operations, which could limit our ability to continue as a going concern.

Our international operations involve risks that may limit or disrupt operations, limit repatriation of earnings, increase foreign taxation or otherwise have a material adverse effect on our business and results of operations.

        We have substantial international operations that are conducted through foreign and domestic subsidiaries, as well as through agreements with foreign joint venture partners. Our international operations accounted for approximately 62% of our fiscal year 2002 operating revenues and substantially all of our operating cash flow. We have international operations throughout the world, including operations in Europe, the Middle East, Asia and South America. Our foreign operations are subject to risks that could materially adversely affect our business and results of operations, including:

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  uncertain political, legal and economic environments;

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  potential incompatibility with foreign joint venture partners;

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  foreign currency controls and fluctuations;

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  energy prices;

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  terrorist attacks against facilities owned or operated by U.S. companies;

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  war and civil disturbances; and

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  labor problems.

        Events outside of our control may limit or disrupt operations, restrict the movement of funds, result in the loss of contract rights, increase foreign taxation or limit repatriation of earnings. In addition, in some cases, applicable law and joint venture or other agreements may provide that each joint venture partner is jointly and severally liable for all liabilities of the venture. These events and liabilities could have a material adverse effect on our business and results of operations.

Our high levels of debt and significant interest payment obligations could limit the funds we have available for working capital, capital expenditures, dividend payments, acquisitions and other business purposes which could adversely impact our business.

        We have debt in the form of secured bank loans, other debt securities that have been sold to investors and debt obligations from the Robbins facility exit funding agreement. As of March 28, 2003, Foster Wheeler Ltd.'s total consolidated debt amounted to approximately $1,107 million, $203 million of which was comprised of limited recourse project debt of special purpose subsidiaries. This debt includes $130 million of debt under the senior secured credit agreement, $200 million of debt under the senior notes, $210 million of convertible subordinated notes, $175 million of trust securities and $109 million of Robbins obligations. In addition, our senior secured credit agreement requires us either to repay $100 million of indebtedness thereunder by March 31, 2004 or in the alternative pay a fee of up to approximately $14 million and increase our annual interest rate on our borrowings thereunder by an additional .50% per quarter until we have repaid $100 million of indebtedness thereunder.

        Over the last five years, we have been required to allocate a significant portion of our earnings to pay interest on our debt. After paying interest on our debt, we have fewer funds available for working capital, capital expenditures, acquisitions and other business purposes. This could limit our ability to respond to changing market conditions, limit our ability to expand through acquisitions, increase our vulnerability to adverse economic and industry conditions and place us at a competitive disadvantage compared to our competitors that have less indebtedness. In addition, certain of our borrowings are at variable rates of interest that expose us to the risk of a rise in interest rates.

Our various debt agreements and the preferred shares to be offered in the expected exchange offer for the convertible subordinated notes and the Robbins bonds impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions which could materially adversely affect our business.

        Our various debt agreements impose, and the preferred shares to be issued in the expected exchange offer for the convertible subordinated notes and the Robbins bonds will impose, significant operating and financial restrictions on us. These restrictions limit our ability to incur indebtedness, pay dividends or make other distributions, make investments and sell assets. Failure to comply with these covenants may allow lenders to elect to accelerate the repayment dates. It is unlikely that we would be able to repay amounts borrowed or cash collateralize standby letters of credit issued under our senior secured credit agreement if the banks were to elect their right to accelerate the payment dates. Our failure to repay such amounts under our senior secured credit agreement would have a material adverse effect on our financial condition and operations and result in defaults under the terms of the following indebtedness: our senior notes, our convertible subordinated notes, the trust securities, the Robbins obligations, the sale/leaseback agreement, and certain of the special-purpose project debt that would allow such debt to be accelerated. We would not be able to repay such indebtedness, if accelerated and as a consequence may be unable to continue operating as a going concern.

We face severe restrictions on our ability to obtain new letters of credit, bank guarantees and performance bonds from our banks and surety on the same terms as we have historically. If we are unable to obtain letters of credit, bank guarantees or performance bonds on reasonable terms, our business will be materially adversely affected.

        It is customary in the industries in which we operate to provide letters of credit, bank guarantees or performance bonds in favor of clients to secure obligations under contracts. We have traditionally obtained letters of credit or bank guarantees from our banks, or performance bonds from a surety on an unsecured basis. Due to our financial condition and current credit ratings, as well as changes in the bank and surety markets, we are now required in certain circumstances to provide security to banks and the surety to obtain new letters of credit, bank guarantees and performance bonds. If we are unable to provide sufficient collateral to secure the letters of credit, bank guarantees and performance bonds, our ability to enter into new contracts could be materially limited.

        Providing security to obtain letters of credit, bank guarantees and performance bonds increases our working capital needs and limits our ability to repatriate funds or pay dividends. There can be no assurance that we will be able to continue obtaining new letters of credit, bank guarantees, and performance bonds on either a secured or an unsecured basis in sufficient quantities to match our business requirements. If our financial condition further deteriorates, we may also be required to provide cash collateral or other security to maintain existing letters of credit, bank guarantees and performance bonds. If this occurs, our ability to perform under our existing contracts may be adversely affected.

Our current and future lump-sum, or fixed price, contracts may result in significant losses if costs are greater than we anticipate.

        Many of our contracts are lump-sum contracts that are inherently risky because we agree to the costs of the project at the time we enter the contracts based on our estimates and we assume substantially all of the risks associated with completing the project as well as the post-completion warranty obligations. In 2002 and 2001, we took charges of approximately $216 million and $160 million, respectively, relating to underestimated costs and post-completion warranty obligations on lump-sum contracts. We also assume the project's technical risk, meaning that we must tailor our products and systems to satisfy the technical requirements of a project even though, at the time the project is awarded, we may not have previously produced such a product or system. The revenue, cost and gross profit realized on such contracts can vary, sometimes substantially, from the original projections due to changes in a variety of factors, including but not limited to:

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  unanticipated technical problems with the equipment being supplied or developed by us, which may require that we spend our own money to remedy the problem;

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  changes in the costs of components, materials or labor;

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  difficulties in obtaining required governmental permits or approvals;

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  changes in local laws and regulations;

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  changes in local labor conditions;

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  project modifications creating unanticipated costs;

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  delays caused by local weather conditions; and

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  our suppliers' or subcontractors' failure to perform.

        These risks are exacerbated if the duration of the project is long-term because there is an increased risk that the circumstances upon which we based our original bid will change in a manner that increases its costs. In addition, we sometimes bear the risk of delays caused by unexpected conditions or events. Our long-term, fixed price projects often make us subject to penalties if portions of the project are not completed in accordance with agreed-upon time limits. Therefore, significant losses can result from performing large, long-term projects on a lump-sum basis. These losses may be material and could negatively impact our business, financial condition and results of operations.

We may be unable to successfully implement our performance improvement plan which could negatively impact our results of operations.

        In order to mitigate future charges due to underestimated costs on lump-sum contracts and to otherwise reduce operating costs, in March 2002 we undertook and are continuing to implement a series of management actions and performance interventions. While we believe that our plan will reduce the occurrence of future charges and our operating costs, we cannot assure you that this plan will be successful, that we will not record significant charges in the future or that our operating costs will not increase in the future.

We have high working capital requirements and will be required to refinance indebtedness within the next two years and may have difficulty obtaining financing which would have a negative impact on our financial condition.

        Our business requires a significant amount of working capital and our U.S. operations are, and are expected to continue to be, cash-flow negative in the near future. In many cases, significant amounts of our working capital are required to finance the purchase of materials and performance of engineering, construction and other work on projects before payment is received from customers. We may need to incur additional indebtedness in the future to satisfy our working capital needs. In addition, Foster Wheeler LLC's senior notes and our senior secured credit agreement mature in November 2005 and April 2005, respectively, and will need to be repaid or refinanced. As a result, we are subject to risks associated with debt financing, including increased interest rate expense, insufficient cash flow to meet required payments on our debt, inability to meet credit facility covenants and inability to refinance or repay debt as it becomes due.

        Our working capital requirements may increase when we are required to give our customers more favorable payment terms under contracts to compete successfully for certain projects. These terms may include reduced advance payments, and payment schedules that are less favorable to us. In addition, our working capital requirements have increased in recent years because we have had to advance funds to complete projects under lump-sum contracts and have been involved in lengthy arbitration or litigation proceedings to recover these amounts. All of these factors may result, or have resulted, in increases in the amount of contracts in process and receivables and short-term borrowings. Continued increases in working capital requirements would materially harm our financial condition and results of operations.

Projects included in our backlog may be delayed or cancelled which could materially harm our cash flow position, revenues and earnings.

        The dollar amount of backlog does not necessarily indicate future earnings related to the performance of that work. Backlog refers to expected future revenues under signed contracts, contracts awarded but not finalized and letters of intent which we have determined are likely to be performed. Backlog projects represent only business that is considered firm, although cancellations or scope adjustments may occur. Due to factors outside our control, such as changes in project scope and schedule, we cannot predict with certainty when or if backlog will be performed. In addition, even where a project proceeds as scheduled, it is possible that contracted parties may default and fail to pay amounts owed. Any delay, cancellation or payment default could materially harm our cash flow position, revenues and earnings.

        Backlog in the first quarter of 2003 declined 18% as compared to the first quarter of 2002. Although we believe this decline is primarily attributable to our completion of several large projects in our North American unit that were booked in 2001 and executed in 2002, our backlog in our European operations also declined during that period. We cannot assure you that backlog will not continue to decline.

The cost of our current and future asbestos claims could be substantially higher than we have estimated which could materially adversely affect our financial condition.

        Some of our subsidiaries are named as defendants in numerous lawsuits and out-of-court informal claims pending in the United States in which the plaintiffs claim damages for personal injury or death arising from exposure to asbestos in connection with work performed and heat exchange devices assembled, installed and/or sold by those subsidiaries. We expect these subsidiaries to be named as defendants in similar suits and claims brought in the future. For purposes of our financial statements, we have estimated the indemnity payments and defense costs to be incurred in resolving pending and forecasted claims through 2018. Although we believe our estimates are reasonable, the actual number of future claims brought against us and the cost of resolving these claims could be substantially higher than our estimates. Some of the factors that may result in the costs of these claims being higher than our current estimates include:

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  the rate at which new claims are filed;

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  the number of new claimants;

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  changes in the mix of diseases alleged to be suffered by the claimants, such as type of cancer, asbestosis or other illness;

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  increases in legal fees or other defense costs associated with these claims;

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  increases in indemnity payments as a result of more expensive medical treatments for asbestos-related diseases;

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  bankruptcies of other asbestos defendants, causing a reduction in the number of available solvent defendants and thereby increasing the number of claims and the size of demands against our subsidiaries;

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  adverse jury verdicts requiring us to pay damages in amounts greater than we expect to pay in settlement;

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  changes in legislative or judicial standards which make successful defense of claims against our subsidiaries more difficult; or

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  enactment of legislation requiring us to contribute amounts to a national settlement trust in excess of our expected net liability, after insurance, in the tort system.

        The total liability recorded on our balance sheet is based on estimated indemnity payments and defense costs expected to be incurred through 2018. We believe that it is likely that there will be new claims filed after 2018, but in light of uncertainties inherent in long-term forecasts, we do not believe that we can reasonably estimate the indemnity payments and defense costs which might be incurred after 2018. Our forecast contemplates that new claims will decline from year to year. Failure of future claims to decline as we expect will result in our aggregate liability for asbestos claims being higher than estimated.

        Our forecast is based on a curvilinear regression model, which employs the statistical analysis of our historical claims data to generate a trend line for future claims. Although, we believe this forecast method is reasonable, other forecast methods that attempt to estimate the population of living persons who could claim they were exposed to asbestos at worksites where our subsidiaries performed work or sold equipment, could also be used and might project higher numbers of future claims than our forecast.

        All of these factors could cause our actual claims, indemnity payments and defense costs to exceed our estimates. We plan to update our forecasts periodically to take into consideration future claims experience and other developments, such as legislation, that may affect our estimates of future asbestos-related costs. The announcement of increases to our asbestos reserves as a result of revised forecasts, adverse jury verdicts or other negative developments involving our asbestos litigation may cause the value or trading prices of our securities to decrease significantly. These negative developments could cause us to default under covenants in our indebtedness relating to judgments against us and material adverse changes, cause our credit ratings to be downgraded, restrict our access to the capital markets and otherwise have a material adverse effect on our financial condition, results of operations, cash flows and liquidity.

The amount and timing of insurance recoveries of our asbestos-related costs is uncertain. Failure to obtain insurance recoveries would cause a material adverse affect on our financial condition.

        We believe that substantially all of our liability and defense costs for asbestos claims will be covered by insurance. Our balance sheet as of March 28, 2003, includes as an asset an aggregate of approximately $561 million in probable insurance recoveries relating to (1) liability for pending and expected future asbestos claims through 2018 and a liability related to probable losses on asbestos-related claims of approximately $540 million and (2) amounts funded by us for which we are waiting for reimbursement. Under an interim funding agreement in place with a number of our insurers from

1993 through June 12, 2001, these insurers paid a substantial portion of our costs incurred in connection with resolving asbestos claims. Effective June 13, 2001, the interim funding agreement was terminated by certain of the insurers. On February 13, 2001, litigation was commenced against us by these insurers seeking to recover from other insurers and us amounts previously paid by them under the interim funding agreement and to adjudicate their rights and responsibilities under our insurance policies.

        With the exception of one of our insurers, with which we recently entered into a settlement agreement, the insurers who were parties to the interim funding agreement are not making their portions of payments for asbestos claims received on or after June 13, 2001. Notwithstanding the termination of the interim funding agreement, the insurers that were party to that agreement continue making their portions of payments for asbestos claims brought prior to June 13, 2001, and we have entered into several commutation, or buyout agreements, under which other insurers have paid us lump sums. As a result of the termination of the interim funding agreement, we have had to fund a substantial portion of our settlement payments and defense costs out of pocket without reimbursement and will continue to do so until our claims against those insurers are settled or the insurance litigation is resolved. This will reduce our cash flow and our working capital and will adversely affect our liquidity.

        Although we continue to believe that our insurers eventually will reimburse us for substantially all of our asbestos-related costs, our ability ultimately to recover a substantial portion our future asbestos-related costs from insurance is uncertain and dependent on our successful resolution of outstanding coverage issues related to our insurance policies. These issues include:

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  disputes regarding allocations of liabilities among us and the insurers;

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  the effect of deductibles and policy limits on available insurance coverage; and

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  the characterization of asbestos claims brought against us as product-related or non-product-related.

An adverse outcome in the insurance litigation on these coverage issues could materially limit our insurance recoveries.

        In addition, even if these coverage issues are resolved in a manner favorable to us, we may not be able to collect all of the amounts due under our insurance policies. Our recoveries will be limited by insolvencies among our insurers. We are aware of at least one of our significant insurers which is currently insolvent, and other insurers may become insolvent in the future. Our insurers may also fail to reimburse amounts owed to us on a timely basis. If we do not receive timely payment from our insurers, we may be unable to make required payments under settlement agreements with asbestos plaintiffs or to fund amounts required to be posted with the court in order to appeal trial judgments. If we are unable to file such appeals, we may be ordered to pay large damage awards arising from adverse jury verdicts, and such awards may exceed our available cash. Any failure to realize our expected insurance recoveries, and any delays in receiving from our insurers amounts owed to us, will reduce our cash flow and adversely affect our liquidity and could have a material adverse effect on our financial condition.

Proposed federal legislation could require us to pay amounts in excess of current estimates of our net asbestos liability which would adversely affect our liquidity and financial condition.

        The United States Senate is currently considering a proposed bill that would purport to settle substantially all pending and future asbestos litigation in the United States. The bill would require claimants to seek compensation for asbestos-related injuries from a $108 billion to $153 billion master settlement trust to be funded approximately 50% by asbestos defendants and approximately 50% by insurance carriers. The bill would allocate each defendant's share of required contributions to the trust fund based on the amounts historically paid by each company for asbestos-related claims in the tort system and on the gross revenues of each company, with larger companies with the highest historical asbestos payments being allocated the largest contributions. As proposed, we believe this allocation schedule would require us to contribute $25 million per year to the trust fund. Under the terms of the bill, required contributions from defendants to the trust fund would not be covered by insurance. Consequently, our required contributions under the bill would be unfavorable to us as compared to the expected cost, net of insurance, of our asbestos litigation. The bill would permit exemptions from adjustments of required contributions for cases of severe financial hardship or demonstrated inequity, but we may not receive any such exemption adjustment. If this bill or similar legislation is enacted into law as currently proposed and we are unable to obtain relief from our required contributions to the trust fund, our cash flow and financial condition would be adversely affected. In such case, we would have to consider our restructuring and other alternatives. The bill is currently pending and we cannot predict whether it will ultimately become law.

Claims made by us against project owners for payment have increased over the last few years and failure by us to recover adequately on future claims could have a material adverse effect upon our financial condition, results of operations and cash flows.

        Project claims increased as a result of the increase in lump-sum contracts between the years 1992 and 2000. Project claims are claims brought by us against project owners for additional costs exceeding the contract price or amounts not included in the original contract price. These claims typically arise from changes in the initial scope of work or from owner-caused delays. These claims are often subject to lengthy arbitration or litigation proceedings. The costs associated with these changes or owner-caused delays include additional direct costs, such as labor and material costs associated with the performance of the additional work, as well as indirect costs that may arise due to delays in the completion of the project, such as increased labor costs resulting from changes in labor markets. We have used significant additional working capital in projects with cost overruns pending the resolution of the relevant project claims. We cannot assure you that project claims will not continue in the future.

        We recently reduced our estimates of claim recoveries to reflect recent adverse experience due to our desire to monetize claims, and poor economic conditions. As of March 28, 2003, we had $7 million of claim recoveries. In 2002 and 2001, we recorded approximately $136 million and $37 million, respectively, in pre-tax contract-related charges as a result of claims reassessment. We continue to pursue these claims, but there can be no assurance that we will recover the full amount of the claims, or anything at all.

        We also face a number of counterclaims brought against us by certain project owners in connection with several of the project claims described above. If we are found liable for any of these counterclaims, we would have to incur write-downs and charges against our earnings to the extent a reserve is not established. Failure to recover amounts under these claims and charges related to counterclaims could have a material adverse impact on our liquidity and financial condition.

Because our operations are concentrated in four particular industries, we may be adversely impacted by economic or other developments in these industries.

        We derive a significant amount of our revenues from services provided to corporations that are concentrated in four industries: power, oil and gas, pharmaceuticals and chemical/petrochemical. Unfavorable economic or other developments in one or more of these industries could adversely affect our customers and could have a material adverse effect on our financial condition and results of operations.

Our failure to successfully manage our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and comply with industry standards and procedures.

        We operate in more than 30 countries around the world, with approximately 6,300, or 70%, of our employees located outside of the United States. In order to manage our day-to-day operations, we must overcome cultural and language barriers and assimilate different business practices. In addition, we are required to create compensation programs, employment policies and other administrative programs that comply with the laws of multiple countries. Our failure to successfully manage our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and comply with industry standards and procedures.

We may lose business to our competitors who have greater financial resources.

        We are engaged in highly competitive businesses in which customer contracts are often awarded through bidding processes based on price and the acceptance of certain risks. We compete with other general and specialty contractors, both foreign and domestic U.S., including large international contractors and small local contractors. Some competitors have greater financial and other resources than we have and may have significantly more favorable leverage ratios. Because financial strength is a factor in deciding whether to grant a contract in our business, our competitors' more favorable leverage ratios give them a competitive advantage and could prevent us from obtaining contracts for which we bid.

A failure to attract and retain qualified personnel could have an adverse effect on us.

        Our ability to attract and retain qualified engineers and other professional personnel will be an important factor in determining our future success. The market for these professionals is competitive, and there can be no assurance that we will be successful in our efforts to attract and retain these professionals. In addition, our success depends in part on our ability to attract and retain skilled laborers. Our failure to attract or retain these workers could have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations in the countries in which we operate. If we fail to comply with these laws and regulations, we may have to incur significant costs and penalties that could adversely affect our liquidity or financial condition.

        Our operations are subject to U.S., European and other laws and regulations governing the generation, management, and use of regulated materials, the discharge of materials into the environment, the remediation of environmental contamination, or otherwise relating to environmental protection. These laws include U.S. Federal statutes, such as the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA, the Clean Water Act, the Clean Air Act and similar state and local laws, and European laws and regulations including those promulgated under the Integrated Pollution Prevention and Control Directive issued by the European Union in 1996 and the 1991 directive dealing with waste and hazardous waste and laws and regulations similar to those in other countries in which we operate. Both our E&C Group and Energy Group make use of and produce as wastes or byproducts substances that are considered to be hazardous under the laws and regulations referred to above. We may be subject to liabilities for environmental contamination as an owner or operator of a facility or as a generator of hazardous substances without regard to negligence or fault, and we are subject to additional liabilities if we do not comply with applicable laws regulating such hazardous substances, and, in either case, such liabilities can be substantial.

        We may be subject to significant costs, fines and penalties and/or compliance orders if we do not comply with environmental laws and regulations including those referred to above. Some environmental laws, including CERCLA, provide for joint and several strict liability for remediation of releases of hazardous substances, which could result in a liability for environmental damage without regard to negligence or fault. These laws and regulations and common laws principles could expose us to liability arising out of the conduct of our current and past operations or conditions, including those associated with formerly owned or operated properties caused by us or others, or for acts by us or others which were in compliance with all applicable laws at the time the acts were performed. In some cases, we have assumed contractual indemnification obligations for environmental liabilities associated with some formerly owned properties. Additionally, we may be subject to claims alleging personal injury, property damage or natural resource damages as a result of alleged exposure to or contamination by hazardous substances. The ongoing costs of complying with existing environmental laws and regulations can be substantial. Changes in the environmental laws and regulations, remediation obligations, enforcement actions or claims for damages to persons, property, natural resources or the environment, could result in material costs and liabilities.

Recent Developments:

        Commercial operations under a contract retained by Foster Wheeler Environmental Corporation that were to commence in the fourth quarter of 2003 have been delayed. This change in timing will delay our receipt of a material amount of domestic cash until early 2004 that we previously expected to receive in the fourth quarter of 2003. We continue to have plans in place to deal with our liquidity issues, which will become more challenging in the fourth quarter as a result of many factors, including this delay. Our assessment of our liquidity is based upon, among other analyses, our cash flow forecasts, which include cash on hand, together with cash from operations, cash repatriated from our foreign operations, assets sales, collections of receivables and claims recoveries, and our working capital needs. We are currently exploring alternatives to increase our domestic cash flow in the fourth quarter. If we are unable to do so, we may not have sufficient cash to operate our domestic business and we may not be able to continue to operate as a going concern.

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  Exhibit 99.1